Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES THIRD QUARTER 2021 RESULTS

~ Continued to Generate Free Cash Flow, Reduce Debt and Increase Liquidity Position ~

The Woodlands, TX – November 9, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the third quarter 2021.

Highlights and Recent Key Items

•	Sold 8,243 barrels of oil equivalent per day (“Boe/d”), or 758,387 barrels of oil equivalent (“Boe”) (87% oil), in the third quarter of 2021;

•	Reported net income of $14.2 million, or $0.12 per diluted share, and Adjusted Net Income[1] of $6.8 million, or $0.07 per share, in the third quarter of 2021;

•	Generated Adjusted EBITDA[1] of $19.7 million for the third quarter of 2021;

o	Adjusted EBITDA for the nine months ended September 30, 2021 was $59.3 million;

•	Delivered Net Cash Provided by Operating Activities of $17.5 million and Free Cash Flow[1] of $2.6 million in the third quarter of 2021;

o	Net Cash Provided by Operating Activities and Free Cash Flow for year-to-date September 30, 2021 totaled $49.5 million and $11.2 million, respectively;

•	Paid down $5.5 million of debt on the Company’s revolving credit facility during the third quarter 2021;

o	Reduced long-term debt by $18.0 million for the first nine months of 2021;

•	Reduced interest expense by $2.0 million for the nine months ended September 30, 2021 when compared to the similar period in 2020;

•	Reduced costly workovers and future operating costs by converting 10 wells from downhole electrical submersible pumps (”ESPs”) to rod pumps (“CTRs”) in the third quarter, including seven in the Northwest Shelf (“NWS”) and three in the Central Basin Platform (“CBP”);

1 A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

o	Performed 24 CTRs year-to-date September 30, 2021, including 18 in the NWS and six in the CBP;

•	Successfully completed Ring’s Phase III drilling program of four wells (two in NWS and two in CBP) within budget in the third quarter;

o	Contributed less than 1% of total net Boe sales volumes because the wells were brought online during the last three weeks of the quarter;

o	However, to date the wells are realizing strong production results and exceeding expectations with all wells at 100% working interest; and

•	Commenced Phase IV drilling program with one well in the NWS, which was brought online at the end of October, and one well in the CBP, which is expected to be online by the end of this year.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We were pleased to once again generate free cash flow and strengthen our balance sheet through further debt reduction during the third quarter of 2021. While our production levels for the period were lower than anticipated due to certain events that we discuss later in this release, we were able to generate strong Adjusted EBITDA and operational cash flow through cost reduction initiatives primarily linked to our CTR program. Our strategic initiatives designed to drive increased operational excellence, complemented by our focus on investing in our highest rate-of-return opportunities, solidly positioned Ring for ongoing success as we close out the year and move into 2022.”

“We continue to benefit from our targeted 2021 drilling programs designed to not only mitigate the decline in our baseline production but also maximize long-term cash flow as we capitalize on the current higher commodity price environment,” continued Mr. McKinney. “We are very pleased with the results of our drilling programs and look forward to the additional production as we enter the new year when our 2021 lower-priced hedges roll off. As you know, our Phase III drilling program included two wells on our NWS acreage, as well as two CBP wells. These two CBP wells were the first to be drilled in over two years in that area and we are excited about the upside we continue to have on our legacy acreage. In October, our estimated Company net production averaged over 9,000 Boe/d. Our collective strategic efforts remain squarely focused on generating strong cash flows to further pay down debt while we continue to capitalize on the organic opportunities within our portfolio, divest non-strategic assets, and pursue potential accretive acquisitions that can strengthen our balance sheet.”

Financial Overview: For the third quarter of 2021, the Company reported net income of $14.2 million, or $0.12 per diluted share, which included adjustments of $8.2 million before tax for a non-cash unrealized commodity derivative gain and $0.8 million before tax for share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $6.8 million, or $0.07 per share. In the second quarter of 2021, the Company reported a net loss of $15.9 million, or $0.16 per share, which included adjustments of $22.8 million before tax for a non-cash unrealized commodity derivative loss and $0.4 million before tax for share-based compensation. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income was $7.0 million, or $0.07 per share. In the third quarter of 2020, Ring reported a net loss of $2.0 million, or $0.03 per share, which included adjustments of $6.2 million before tax for a non-cash unrealized commodity derivative loss and $0.6 million before tax for share-based compensation. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the third quarter of 2020 was $3.4 million, or $0.05 per share.

Adjusted EBITDA was $19.7 million for the third quarter of 2021 versus $20.6 million in the second quarter of 2021 and $19.9 million in the third quarter of 2020. The slight decrease in Adjusted EBITDA compared to both prior periods was primarily due to lower oil sales volumes that were substantially offset by higher oil prices.

Free Cash Flow for the third quarter of 2021 was $2.6 million versus $5.6 million in the second quarter of 2021 primarily due to higher capital expenditures and lower sales volumes. Third quarter 2021 Free Cash Flow decreased $8.7 million from $11.3 million for the third quarter of 2020 primarily due to an increase in capital expenditures in 2021.

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the third quarter of 2021 were 8,243 Boe/d (87% oil), or 758,387 Boe, compared to 8,709 Boe/d (89% oil), or 792,551 Boe, for the second quarter of 2021, and 9,549 Boe/d (89% oil), or 878,480 Boe, in the third quarter of 2020. Third quarter 2021 sales volumes were comprised of 659,247 barrels (“Bbls”) of oil and 594,841 thousand cubic feet (“Mcf”) of natural gas.

Sales volumes for the third quarter of 2021 were partially impacted by new well completion activities of the Company and an offset operator that temporarily reduced the production from a number of Ring’s higher producing wells. The production levels of these wells have recovered in the fourth quarter to normal levels. Additionally, the Company continued to experience lower natural gas sales due to certain third-party facility processing capacity constraints in both the CBP and the NWS areas. In the NWS, the plant restrictions also reduced oil sales due to higher pressures. Finally, the CTRs completed during the third quarter resulted in longer-than-anticipated downtime due to wells being cleaned out.

For the third quarter of 2021, the Company realized an average sales price of $69.61 per barrel of crude oil and $5.86 per Mcf for natural gas. The combined average realized sales price for the period was $65.11 per Boe, up 8% versus $60.26 per Boe for the second quarter of 2021, and up 82% from $35.82 per Boe in the third quarter of 2020. The average oil price differential the Company experienced from WTI NYMEX pricing in the third quarter of 2021 was a negative $1.05 per barrel of crude oil, while the average natural gas price differential from Henry Hub pricing was a positive $1.43 per Mcf.

Revenues were $49.4 million for the third quarter of 2021 compared to $47.8 million for the second quarter of 2021 and $31.5 million for the third quarter of 2020. The 3% increase in third quarter 2021 revenues from this year’s second quarter and the 57% improvement from the third quarter of 2020 were both driven by higher oil and natural gas prices and increased natural gas sales volumes that were partially offset by lower oil sales volumes.

Lease Operating Expense (“LOE”): LOE, which includes expense workovers and facilities maintenance, was $7.0 million, or $9.21 per Boe, in the third quarter of 2021 versus $7.4 million, or $9.37 per Boe, in the second quarter of 2021 and $7.8 million, or $8.90 per Boe, for the third quarter of 2020. Purchasing leased ESPs throughout the year has resulted in lower operating costs.

Gathering, Transportation and Processing (“GTP”) Costs: GTP costs, which are associated with natural gas sales, were $1.39 per Boe in the third quarter of 2021 versus $1.13 per Boe in the second quarter of 2021 and $1.20 per Boe in the third quarter of 2020. The increase in GTP costs was due to higher natural gas sales volumes.

Ad Valorem Taxes: Ad valorem taxes were $0.93 per Boe for the third quarter of 2021 compared to $0.89 per Boe in the second quarter of 2021 and $0.91 per Boe for the third quarter of 2020.

Production Taxes: Production taxes were $2.95 per Boe in the third quarter of 2021 compared to $2.77 per Boe in the second quarter of 2021 and $1.62 per Boe in third quarter of 2020. Production taxes remained steady at 4-5% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $12.28 per Boe in the third quarter of 2021 versus $11.70 per Boe for the second quarter of 2021 and $12.32 per Boe in the third quarter of 2020. Asset retirement obligation accretion was $0.24 per Boe in the third quarter of 2021 compared to $0.23 per Boe for the second quarter of 2021 and $0.26 per Boe in the third quarter of 2020.

Operating Lease Expense: Operating lease expense was $83,589 for the third quarter of 2021 versus $84,790 for the second quarter of 2021 and $295,631 in the third quarter of 2020. These expenses are primarily associated with the Company’s office leases.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $3.7 million, or $4.82 per Boe, for the third quarter 2021 versus $3.4 million, or $4.30 per Boe, for the second quarter of 2021 and $1.9 million, or $2.20 per Boe, in the third quarter of 2020. Contributing to the year-over-year increase in third quarter G&A were higher insurance and legal costs, the hiring of additional accounting, engineering, land, and operations personnel, and relocation expenses.

Interest Expense: Interest expense was $3.6 million in the third quarter of 2021 versus $3.7 million for the second quarter 2021 and $4.5 million for the third quarter of 2020. Interest expense declined year-over-year due to a lower average daily balance of long-term debt and a lower margin rate for the three months ended September 30, 2021. The lower margin rate was associated with a reduced percentage utilization of the borrowing base.

Derivative (Loss) Gain: In the third quarter of 2021, Ring recorded a loss of $6.7 million on its commodity derivative contracts, including a realized $14.9 million cash commodity derivative loss and an unrealized $8.2 million non-cash commodity derivative gain. This compared to a net loss of $35.3 million in the second quarter of 2021, of which $22.8 million was unrealized, and a net loss of $4.5 million in the third quarter of 2020, of which $6.2 million was unrealized.

Ring did not add any derivative positions during the three months ended September 30, 2021. A full listing of the Company’s current outstanding derivative positions is included in the tables shown later in this release.

Income Tax: The Company recorded a non-cash income tax benefit of $48,701 in the third quarter 2021 versus an expense of $190,644 in the second quarter of 2021 and a benefit of $486,565 for the third quarter of 2020.

Balance Sheet and Liquidity: Total liquidity at the end of the third quarter of 2021 was $56.2 million, an increase of 9% from June 30, 2021. Liquidity consisted of cash and cash equivalents of $2.0 million and $54.2 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On September 30, 2021, the Company had $295.0 million in borrowings on its revolving credit facility that has a current borrowing base of $350.0 million. Ring paid down $5.5 million of debt during the third quarter of 2021, and $18.0 million for the nine months ended September 30, 2021. The Company is targeting further debt reduction during the fourth quarter of 2021 and full year 2022.

The next regularly scheduled bank redetermination is underway and expected to be completed during the fourth quarter. Ring is currently in compliance with all applicable covenants of its revolving credit facility agreement.

Capital Expenditures and Asset Transfers: During the third quarter of 2021, capital expenditures were $13.7 million as the Company drilled, completed and placed on production the four wells of its Phase III program (two wells in NWS and two wells in CBP, with all wells at 100% working interest) and also performed 10 CTR projects.

The Phase III program utilized two rigs and all wells were drilled and completed within budget. The wells in the NWS were 1.0-mile laterals and the wells in the CBP were 1.5-mile laterals. Upon successful completion of activities, the Company released the two rigs used for the Phase III program. To date, these wells are exceeding production expectations with all wells at 100% working interest.

In the second quarter of 2021, capital expenditures were $11.5 million, which included costs to drill, complete and place on production the three wells of the Company’s NWS Phase II program (with all wells at 74% working interest) and perform five CTR projects.

For the nine months ended September 30, 2021, capital expenditures were $39.7 million, which included costs to drill nine horizontal wells (seven in NWS and two in CBP), and complete and place on production 11 horizontal wells (nine in NWS and two in CBP). Two of the NWS wells completed in 2021 were drilled in 2020. Also included in year-to-date capital spending for 2021 were costs for 24 CTRs, as well as costs for capital workovers, infrastructure upgrades, land and other capital expenditures.

Commences Phase IV Drilling Program

In response to a continued improvement in crude oil prices, Ring has commenced its previously announced Phase IV program to drill two wells, including one in the NWS (1.0-mile lateral at approximately 75% working interest) and one in the CBP (1.5-mile lateral at 100% working interest). The NWS 1.0-mile lateral was placed on production at the end of October and is meeting expectations. The CBP 1.5-mile lateral well was successfully drilled in October, is awaiting completion, and is expected to be placed on production by the end of 2021.

Update on Sales Process for Delaware Basin Assets

As previously announced, Ring launched a sales process during the second quarter of 2021 to divest of its Delaware Basin assets. The Company continues to be in discussions with several interested parties and will provide further updates as definitive information is known. Ring anticipates using the net proceeds from the potential sale of its Delaware Basin assets to further reduce its debt.

Fourth Quarter 2021 Sales Volumes, Operating Expense and Capital Spending Guidance

The guidance in the table below represents the Company's current estimate of the range of fourth quarter of 2021 results. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

Q4
2021
Sales Volumes:
Total (Boe/d)	8,800 - 9,200
Oil (Bo/d)	7,500 - 7,900

Operating Expenses:
Lifting cost(1) (per Boe)	$10.50 - $11.50

Capital Program:
Number of new wells drilled	2
Number of new wells completed	2

Capital spending(2) (millions)	$11 - $15

(1) Lifting cost equals lease operating expenses and gathering, transportation and processing costs divided by the total barrels of oil equivalent (6 Mcf = 1 Boe) sold during the same period.

(2) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company’s successful CTR program in its Northwest Shelf and Central Basin Platform areas. Also included is anticipated spending for lease costs, contractural drilling obligations and non-operated drilling, completion and capital workovers.

Conference Call Information

Ring will hold a conference call on Wednesday, November 10, 2021 at 11:00 a.m. ET to discuss its third quarter 2021 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Third Quarter 2021 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Oil and Natural Gas Revenues	$49,376,176	$47,760,102	$31,466,544	$136,638,810	$81,673,465

Costs and Operating Expenses
Lease operating expenses	6,983,196	7,424,488	7,819,639	22,634,259	21,887,356
Gathering, transportation and processing costs	1,051,163	897,166	1,058,372	2,883,348	2,833,957
Ad valorem taxes	703,774	703,775	800,000	2,144,800	2,407,455
Oil and natural gas production taxes	2,240,759	2,198,339	1,427,041	6,291,860	3,731,046
Depreciation, depletion and amortization	9,310,524	9,275,126	10,826,989	26,693,808	31,848,093
Ceiling test impairment	-	-	-	-	147,937,943
Asset retirement obligation accretion	182,905	184,013	230,784	560,662	694,113
Operating lease expense	83,589	84,790	295,631	439,896	876,889
General and administrative expense (including share-based compensation)	4,433,251	3,757,152	2,496,927	11,103,394	9,709,431

Total Costs and Operating Expenses	24,989,161	24,524,849	24,955,383	72,752,027	221,926,283

Income (Loss) Income from Operations	24,387,015	23,235,253	6,511,161	63,886,783	(140,252,818)

Other Income (Expense)
Interest income	-	1	1	1	7
Interest (expense)	(3,551,462)	(3,654,529)	(4,457,250)	(10,947,960)	(12,958,788)
(Loss) gain on derivative contracts	(6,720,320)	(35,277,240)	(4,502,080)	(73,586,199)	32,900,767

Net Other Income (Expense)	(10,271,782)	(38,931,768)	(8,959,329)	(84,534,158)	19,941,986

(Loss) Income Before Tax Provision	14,115,233	(15,696,515)	(2,448,168)	(20,647,375)	(120,310,832)

Benefit from (Provision for) Income Taxes	48,701	(190,644)	486,565	(141,943)	27,153,281

Net (Loss) Income	$14,163,934	$(15,887,159)	$(1,961,603)	$(20,789,318)	$(93,157,551)

Basic (Loss) Earnings per Share	$0.14	$(0.16)	$(0.03)	$(0.21)	$(1.37)
Diluted (Loss) Earnings per Share	$0.12	$(0.16)	$(0.03)	$(0.21)	$(1.37)

Basic Weighted-Average Shares Outstanding	99,358,504	99,300,458	67,980,961	99,251,532	67,985,168
Diluted Weighted-Average Shares Outstanding	121,220,748	99,300,458	67,980,961	99,251,532	67,985,168

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net sales volumes:
Oil (Bbls)	659,247	702,408	781,626	1,971,776	2,066,980
Natural gas (Mcf)	594,841	540,857	581,123	1,773,506	1,764,165
Total oil and natural gas (Boe) (1)	758,387	792,551	878,480	2,267,360	2,361,008
% Oil	87%	89%	89%	87%	88%

Average daily equivalent sales (Boe/d)	8,243	8,709	9,549	8,305	8,617

Average realized sales prices:
Oil ($/Bbl)	$69.61	$65.00	$38.80	$64.37	$38.40
Natural gas ($/Mcf)	5.86	3.90	1.96	5.48	1.30
Barrel of oil equivalent ($/Boe)	$65.11	$60.26	$35.82	$60.26	$34.59

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$9.21	$9.37	$8.90	$9.98	$9.27
Gathering, transportation and processing costs	1.39	1.13	1.20	1.27	1.20
Ad valorem taxes	0.93	0.89	0.91	0.95	1.02
Oil and natural gas production taxes	2.95	2.77	1.62	2.77	1.58
Depreciation, depletion and amortization	12.28	11.70	12.32	11.77	13.49
Asset retirement obligation accretion	0.24	0.23	0.26	0.25	0.29
Operating lease expense	0.11	0.11	0.34	0.19	0.37
General and administrative expense (including share-based compensation)	5.85	4.74	2.84	4.90	4.11
General and administrative expense (excluding share-based compensation)	4.82	4.30	2.20	4.24	3.03

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

RING ENERGY, INC.

Condensed Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$2,046,946	$3,578,634
Accounts receivable	20,306,264	14,997,979
Joint interest billing receivable	1,672,334	1,327,262
Derivative receivable	-	499,906
Prepaid expenses and retainers	1,298,801	396,109
Total Current Assets	25,324,345	20,799,890

Properties and Equipment
Oil and natural gas properties, full cost method	872,258,987	836,514,815
Financing lease asset subject to depreciation	1,422,487	858,513
Fixed assets subject to depreciation	2,130,523	1,520,890
Total Properties and Equipment	875,811,997	838,894,218
Accumulated depreciation, depletion and amortization	(225,744,692)	(200,111,658)
Net Properties and Equipment	650,067,305	638,782,560

Operating lease asset	1,344,378	1,494,399
Deferred financing costs	1,882,815	2,379,348

TOTAL ASSETS	$678,618,843	$663,456,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$45,259,500	$32,500,081
Financing lease liability	385,866	295,311
Operating lease liability	268,512	859,017
Derivative liabilities	38,402,944	3,287,328
Notes payable	857,151	-
Total Current Liabilities	85,173,973	36,941,737

Deferred income taxes	141,943	-
Revolving line of credit	295,000,000	313,000,000
Financing lease liability, less current portion	393,340	126,857
Operating lease liability, less current portion	1,212,239	635,382
Derivative liabilities	6,061,724	869,273
Asset retirement obligations	14,998,130	17,117,135

Total Liabilities	402,981,349	368,690,384

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized; 99,359,938 shares and 85,568,287 shares issued and outstanding, respectively	99,360	85,568
Additional paid-in capital	552,598,622	550,951,415
Accumulated deficit	(277,060,488)	(256,271,170)

Total Stockholders' Equity	275,637,494	294,765,813

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$678,618,843	$663,456,197

RING ENERGY, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Cash Flows From Operating Activities
Net (loss) income	$14,163,934	$(15,887,159)	$(1,961,603)	$(20,789,318)	$(93,157,551)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,310,524	9,275,126	10,826,989	26,693,808	31,848,093
Ceiling test impairment	-	-	-	-	147,937,943
Accretion expense	182,905	184,013	230,784	560,662	694,113
Amortization of deferred financing costs	166,282	147,224	189,083	496,533	567,248
Share-based compensation	777,461	351,775	565,819	1,484,730	2,557,156
Deferred income tax (benefit) expense	1,886,118	47,967	(525,218)	141,943	(25,573,920)
Excess tax expense (benefit) related to share-based compensation	(1,934,819)	142,677	38,653	-	(1,579,361)
(Gain) loss on derivative contracts	6,720,320	35,277,240	4,502,080	73,586,199	(32,900,767)
Cash (paid) received for derivative settlements, net	(14,921,008)	(12,436,333)	1,726,373	(33,278,132)	18,814,068
Changes in assets and liabilities:
Accounts receivable	1,656,229	(704,568)	(5,678,392)	(5,017,078)	9,867,026
Prepaid expenses and retainers	278,870	(1,346,762)	85,785	(902,692)	3,483,645
Accounts payable	(329,555)	2,365,612	4,824,895	8,329,563	(17,225,782)
Settlement of asset retirement obligation	(444,502)	(1,093,816)	(108,025)	(1,782,779)	(428,605)

Net Cash Provided by Operating Activities	17,512,759	16,322,996	14,717,223	49,523,439	44,903,306

Cash Flows From Investing Activities
Payments to purchase oil and natural gas properties	(141,468)	(178,718)	(171,999)	(579,156)	(1,189,433)
Payments to develop oil and natural gas properties	(11,957,917)	(10,824,079)	(3,283,558)	(34,680,935)	(33,586,337)
Payments to acquire or improve fixed assets	(548,730)	(41,442)	-	(609,633)	-
Proceeds from divestiture of oil and natural gas properties	-	-	4,500,000	2,000,000	4,500,000

Net Cash Used in Investing Activities	(12,648,115)	(11,044,239)	1,044,443	(33,869,724)	(30,275,770)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	14,500,000	6,900,000	-	34,400,000	21,500,000
Payments on revolving line of credit	(20,000,000)	(11,900,000)	(15,000,000)	(52,400,000)	(28,000,000)
Proceeds from issuance of common stock and warrants	-	80,000	-	241,269	-
Proceeds from notes payable	323,671	909,467	-	1,233,138	-
Payments on notes payable	(224,670)	(151,317)	-	(375,987)	-
Payment of deferred financing costs	-	(76,887)	-	(76,887)	-
Reduction of financing lease liabilities	(86,941)	(70,288)	(70,629)	(206,936)	(211,341)

Net Cash Used in (Provided by) Investing Activities	(5,487,940)	(4,309,025)	(15,070,629)	(17,185,403)	(6,711,341)

Net Change in Cash	(623,296)	969,732	691,037	(1,531,688)	7,916,195
Cash at Beginning of Period	2,670,242	1,700,510	17,229,780	3,578,634	10,004,622

Cash at End of Period	$2,046,946	$2,670,242	$17,920,817	$2,046,946	$17,920,817

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net (Loss) Income	$14,163,934	$(15,887,159)	$(1,961,603)	$(20,789,318)	$(93,157,551)

Share-based compensation	777,461	351,775	565,819	1,484,730	2,557,156
Ceiling test write impairment	-	-	-	-	147,937,943
Unrealized loss (gain) on change in fair value of derivatives	(8,200,688)	22,840,907	6,228,453	40,308,067	(14,086,699)
Tax impact of adjusted items	25,612	(281,690)	(1,446,501)	(256,078)	(29,041,348)

Adjusted Net Income	$6,766,319	$7,023,833	$3,386,168	$20,747,401	$14,209,501

Weighted-Average Shares Outstanding	99,358,504	99,300,458	67,980,961	99,251,532	67,985,168

Adjusted Net Income per Share	$0.07	$0.07	$0.05	$0.21	$0.21

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, unrealized loss on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization and accretion, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost) and capital expenditures. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of cash flow from operations is presented.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net (Loss) Income	$14,163,934	$(15,887,159)	$(1,961,603)	$(20,789,318)	$(93,157,551)

Interest expense, net	3,551,462	3,654,528	4,457,249	10,947,959	12,958,781
Unrealized loss (gain) on change in fair value of derivatives	(8,200,688)	22,840,907	6,228,453	40,308,067	(14,086,699)
Ceiling test impairment	-	-	-	-	147,937,943
Income tax (benefit) expense	(48,701)	190,644	(486,565)	141,943	(27,153,281)
Depreciation, depletion and amortization	9,310,524	9,275,126	10,826,989	26,693,808	31,848,093
Asset retirement obligation accretion	182,905	184,013	230,784	560,662	694,113
Share-based compensation	777,461	351,775	565,819	1,484,730	2,557,156

Adjusted EBITDA	$19,736,897	$20,609,834	$19,861,126	$59,347,851	$61,598,555

Adjusted EBITDA Margin	40%	43%	63%	43%	75%

Weighted-Average Shares Outstanding	99,358,504	99,300,458	67,980,961	99,251,532	67,985,168

Adjusted EBITDA per Share	$0.20	$0.21	$0.29	$0.60	$0.91

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Adjusted EBITDA	$19,736,897	$20,609,834	$19,861,126	$59,347,851	$61,598,555

Net interest expense (excluding amortization of deferred financing costs)	(3,385,180)	(3,507,304)	(4,268,166)	(10,451,426)	(12,391,533)
Capital expenditures	(13,720,336)	(11,456,062)	(4,305,557)	(39,701,834)	(22,102,385)
Proceeds from divestiture of oil and natural gas properties	-	-	-	2,000,000	-

Free Cash Flow	$2,631,381	$5,646,468	$11,287,403	$11,194,591	$27,104,637

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$17,512,759	$16,322,996	$14,717,223	$49,523,439	$44,903,306
Changes in operating assets and liabilities	(1,161,042)	779,534	875,737	(627,014)	4,303,716

Cash Flow from Operations	$16,351,717	$17,102,530	$15,592,960	$48,896,425	$49,207,022

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